 [Letterhead of Vedder Price P.C.]

December 20, 2012

First Community Bank of Plainfield 14150 U.S. 30 Plainfield, Illinois 60544

Ladies and Gentlemen:
You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the “Merger”) of Interim First Community Bank of Plainfield (“Interim Bank”), an Illinois state bank and wholly-owned subsidiary of First Community Financial Partners, Inc., an Illinois corporation (“First Community”), with and into First Community Bank of Plainfield, an Illinois state bank (“Minority Bank”), pursuant to which Minority Bank will survive and become a wholly-owned subsidiary of First Community, as provided in the Agreement and Plan of Merger dated as of August 27, 2012 by and among First Community, Interim Bank and Minority Bank (the “Plan of Merger”).
The Merger contemplates the statutory merger of Interim Bank with and into Minority Bank with Minority Bank surviving and the conversion of the common stock, par value $1.00 per share, of Minority Bank (“Minority Bank Common Stock”) and the preferred stock, par value $1.00 per share, of Minority Bank (“Minority Bank Preferred Stock” and together with Minority Bank Common Stock, “Minority Bank Stock”) into the right to receive shares of common stock, par value $1.00 per share, of First Community (“First Community Common Stock”). Each share of Minority Bank Common Stock will be converted into the right to receive 2.30 shares of First Community Common Stock and each share of Minority Bank Preferred Stock will be converted into the right to receive 305.9 shares of First Community Common Stock. In lieu of issuing fractional shares of First Community Common Stock in the Merger, Minority Bank shareholders will receive cash for any fractional share of First Community Common Stock owed to them. The amount of cash Minority Bank shareholders will receive for any fractional share will be determined by multiplying such fractional part of a share of First Community Common Stock by the most recent closing price for First Community Common Stock reported on the OTC Bulletin Board at the close of business on the business day preceding the closing date. The Plan of Merger (including exhibits thereto) contains a detailed description of the Merger and is hereby incorporated in this letter as part of the statement of facts.
In rendering this opinion, we have examined the Plan of Merger and have reviewed such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents

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submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Our opinion is conditioned on the receipt of certain factual statements and representations made by duly authorized officers of First Community and Minority Bank to us in letters dated on or about the closing date of the Merger and our opinion is further conditioned on such statements and representations being true, correct and complete and continuing to be true, correct and complete at all times up to and including the effective date and time of the Merger (the “Effective Time”).
Our opinion is based, in part, on the assumption that the proposed Merger will occur in accordance with the terms of the Plan of Merger and the facts and representations set forth or referred to herein, and that such facts and representations, as well as the facts and representations set forth in the Plan of Merger, are accurate as of the date hereof and will be accurate at the Effective Time. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
For the purposes indicated above, and based upon the facts, assumptions, representations and conditions set forth or referred to herein, it is our opinion that for federal income tax purposes:

1.
The Merger of Minority Bank and Interim Bank will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and Minority Bank, Interim Bank and First Community will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

2.
No gain or loss will be recognized by Minority Bank upon the exchange in the Merger of First Community Common Stock (or any cash in lieu of any fractional shares of First Community Common Stock) for Minority Bank Stock as provided in the Plan of Merger (Code Sections 361 and 357(a));

3.
No gain or loss will be recognized by the shareholders of Minority Bank who exchange all their shares of Minority Bank Stock solely for shares of First Community Common Stock pursuant to the Merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of First Community Common Stock (Code Section 354(a));

4.
The aggregate tax basis of the shares of First Community Common Stock received by each Minority Bank shareholder in the Merger (including any fractional shares of First Community Common Stock to which a shareholder would be entitled) will be the same as the aggregate tax basis of the shares of Minority Bank Stock surrendered by such Minority Bank shareholder in exchange therefor (Code Section 358(a)(1)); and

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5.
The holding period of the shares of First Community Common Stock received by each Minority Bank shareholder in the Merger will include the period during which the shares of Minority Bank Stock surrendered in exchange therefor were held by such shareholder, provided such shares of Minority Bank Stock were held as capital assets at the Effective Time (Code Section 1223(1)).

For purposes of the opinions expressed in (1) through (5) above, we have assumed that if any Minority Bank shareholder dissents to the Merger, no assets other than assets of Minority Bank (and no assets furnished directly or indirectly to Minority Bank by Interim Bank or First Community) will be used to satisfy any dissenter claims; and accordingly, the opinions expressed in (1) through (5) above should be rendered void if any assets, other than assets of Minority Bank, are paid to any Minority Bank shareholder to satisfy any dissenter claims. Notwithstanding anything to the contrary herein, we express no opinion in (1) through (5) above as to the federal income tax consequences of payments to Minority Bank shareholders who exercise dissenters’ rights.
Subject to the assumptions set forth in this opinion letter, we hereby confirm that the discussion in the proxy statement/prospectus forming part of the Registration Statement on Form S-4 filed by First Community with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) under the heading “Material United States Federal Income Tax Consequences” represents our opinion as to the matters discussed therein.
The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
Our opinions are limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax issues, arising from or related to the transactions contemplated in the Plan of Merger. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
This opinion is furnished to Minority Bank solely for its benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of Minority Bank and they may rely on it, it being understood that we are

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not establishing any attorney-client relationship with any shareholder of Minority Bank. This letter is not to be relied upon for the benefit of any other person.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, VEDDER PRICE P.C.

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